Exhibit 10.33

SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and Release (“Agreement”) is made by and between Blair Crump (“Executive”) and salesforce.com, inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive is employed with the Company;

WHEREAS, Executive signed an Employee Inventions and Proprietary Rights Assignment Agreement (the “Confidentiality Agreement”), which is attached as Exhibit A to this Agreement;

WHEREAS, the Company and Executive have entered into certain stock option agreements granting Employee the option to purchase shares of the Company’s common stock (“Shares”) subject to the terms and conditions of the applicable Company’s equity incentive plan and the applicable stock option agreements;

WHEREAS, the Company and Executive have entered into certain restricted stock unit agreements granting Executive awards of restricted stock units payable in the Company’s common stock subject to the terms and conditions of the applicable Company’s equity incentive plan and the applicable restricted stock unit agreement;

WHEREAS, Executive’s employment relationship with the Company will terminate effective January 31, 2014 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Consideration. The Company shall provide Executive with the following benefits after this Agreement becomes effective:

(a) A severance payment equal to twenty-two (22) weeks at Executives final annual base salary, in the total amount of two hundred and twenty-two thousand one hundred and fifteen dollars and thirty-eight cents ($222,115.38), less applicable withholding. In order to comply with Section 409A (as defined below), this payment will be made to Executive on the date six (6) months and one (1) day following the Separation Date, subject to this Agreement being effective on said payment date;

(b) Executive will be entitled to payment of $196,875.00, which is equivalent to the Kokua Bonus that he otherwise would be entitled to receive under the terms of the Kokua Bonus Plan had he remained employed through the date any such bonus is payable under said plan and been paid at 100% of target levels. In order to comply with Section 409A, this bonus amount will be paid to Executive, less applicable withholding, on the date six (6) months and one (1) day following the Separation Date, subject to this Agreement being effective on said payment date; and

(c) If Executive is covered under the Company’s group health plan as of the Separation Date, the Company will continue to pay for Executive’s healthcare premiums and cover Executive under the Company’s healthcare plans that are in place at the time of Executive’s Separation Date for five (5) months following the last day of the month in which the Separation Date occurs. Thereafter, Executive will be solely responsible for electing and timely paying for all Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) premiums if Executive elects to continue coverage.

2. Release of Claims. Except as set forth in this Agreement, Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment relationship with the Company and the conclusion of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Executive Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the California Fair Employment and Housing Act; Law, Conn. Gen. Stat. §§ 31-51n to 31-51o; Whistleblower Protection Law, Conn. Gen. Stat. § 31-51m; Connecticut Fair Employment Practices Act, Conn. Gen. Stat. §§ 46a-51 et seq.; Connecticut Human Rights and Opportunities Act, as amended, Conn. Gen. Stat. § 46a-60; Connecticut Equal Pay Law, Conn. Gen. Stat. § 31-75, as amended by 2009 Conn. Legis. Serv. P.A. 09-101; Connecticut Family and Medical Leave Law, Conn. Gen. Stat. §§ 31-51kk, et seq., as amended by 2009 Conn. Legis. Serv. P.A. 09-70; Minimum Wage and Overtime Law, Conn. Gen. Stat. §§ 31-58 et seq.; Maximum Hours and Overtime Law, Conn. Gen. Stat. §§ 31-76b et seq.; and Connecticut WARN;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the consideration the Parties negotiated in this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be a complete and general release as to the matters released. Notwithstanding any other term in this Agreement, this release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including Executive’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws (related to employment) against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company, as Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). Executive does not release Executive’s right to receive payment for commissions, if any, that Executive has earned but that have not yet become payable in accordance with the terms of Executive’s sales compensation plan

Notwithstanding any other term in this Agreement, nothing in this Agreement waives or releases Executive’s rights (i) to indemnification to the fullest extent provided by or in any corporate document or act or agreement of the Company or state or federal law or insurance policy, including without limitation, the Indemnity Agreement and the Company’s directors and officers insurance policies, (ii) to any defense or payment under any insurance policy or otherwise, (iii) to Executive’s accrued vacation and salary, (iv) to continuing coverage under any Company employee welfare benefit plan and in any accrued payment right under any Company employee welfare benefit plan to the extent provided under Section 1(c) of this Agreement and otherwise permitted by applicable law (by way of examples only, rights to continued medical coverage and to reimbursement for a claim existing as of the date hereof), (v) to reimbursement for all expenses incurred in the course and scope of Executive’s employment, (vi) in and to any accrued amount under any employee pension benefit plan of the Company (by way of example only, vested amounts under Executive’s account in the Company’s 401(k) plan), or (vii) Executive’s rights in all outstanding equity awards and Shares resulting therefrom, which shall continue to be governed solely by the terms and conditions of the applicable stock plan and equity agreement governing each such outstanding equity awards; or (viii) Executive’s right to hold and sell equity Executive purchased on the open markets.

3. Equity Awards. Executive will have vested in the Shares and restricted stock unit awards covering Shares, subject to each outstanding equity award (as set forth in Exhibit B), which reflects the Company’s good faith determination of granted and vested shares, but which number(s) shall in all instances be governed by the terms of the awards and applicable equity plan), through and including the Separation Date, and no more. Any equity awards that are unvested on the Separation Date will be forfeited permanently on that date and never will become vested. In all other respects, the exercise of Executive’s vested options and Shares shall continue to be governed by the terms and conditions of the applicable award agreement and the applicable Company’s equity plan under which the award was granted.

4. California Civil Code Section 1542; Release of Unknown Claims. Executive acknowledges that Executive has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any right which Executive has or may have under section 1542 or any other similar state law (in Connecticut or elsewhere) to the full extent that Executive may lawfully waive such rights pertaining to this general release of claims. Executive acknowledges that Executive may in the future discover facts different from, or in addition to, those which the Executive now knows or believes to be true regarding the claims released by this Agreement, and agrees that this Agreement, and the releases contained in it, shall be fully effective in all respects despite the potential discovery of such different or additional facts

5. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of personal local, personal state, and/or personal federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or Executive’s delayed payment of Executive’s personal federal or personal state taxes, or (b) damages sustained by the Company by reason of any claims, specifically set forth in (a) above, including attorneys’ fees and costs. The foregoing payments set forth in Section 1(a) – (b) of this Agreement are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (“Section 409A”) and the benefits set forth in Section 1(c) of this Agreement are intended to be exempt from Section 409A, in each case, so that none of the payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply or be so exempt. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding anything to the contrary in Sections 1(a) and (b), if Executive dies following the Separation Date but before the date this payment otherwise will be made under Sections 1(a) and 1(b), such payments instead will be made as soon as administratively practicable after the date of Executive’s death, subject to this Agreement being effective, the Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive. In no event will the Company reimburse Executive for any tax obligations arising under Section 409A.

6. Acknowledgment of Waiver of Claims under ADEA. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Executive, by this Agreement, is advised to consult with an attorney before executing this Agreement.

Executive acknowledges and agrees that (a) Executive has read and understands the terms of this Agreement; (b) Executive has been advised in writing to consult with an attorney before executing this Agreement; (c) that Executive has obtained and considered such legal counsel as Executive deems necessary; (d) that Executive has been given up to forty-five (45) days to consider whether or not to enter into this Agreement (although Executive may elect not to use the full 45-day period at Executive’s option); (e) as set forth in Exhibit C herein, he has been advised in writing by the Company of the class, unit, or group of individuals covered by the reduction in force, the eligibility factors for the reduction in force, and the job titles and ages of all individuals who were and were not selected; and (e) that by signing this Agreement, Executive acknowledges that Executive does so freely, knowingly, and voluntarily. The Parties agree that changes, whether material or immaterial, do not restart the running of the 45-day consideration period.

7. Revocation of Agreement. This Agreement shall not become effective or enforceable until the eighth day after Executive signs this Agreement provided Executive does not revoke this Agreement (the “Effective Date”). In other words, Executive may revoke Executive’s acceptance of this Agreement within seven (7) days after the date Executive signs it. Executive’s revocation must be in writing and received by written notice to the Employee Success Service Center (by written notice send via certified mail to the Employee Success Service Center at salesforce.com The Landmark @ One Market St. San Francisco, CA 94105, or via a confidential Fax to (415) 513-4168) by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this Agreement shall become binding and enforceable on Effective Date.

This Agreement does not waive or release any rights or claims that Executive may have that arise after the Effective Date of this Agreement. In addition, this Agreement does not prohibit Executive from challenging the validity of this Agreement’s waiver and release of claims under the ADEA.

8. Trade Secrets and Confidential Information/Company Property. Executive acknowledges and agrees that Executive shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between the Company and Executive, including the Confidentiality Agreement. On or before the Effective Date, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (and any copies thereof) that Executive prepared or received in the course of his employment with the Company.

9. Non disparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

10. Non-Solicitation. Executive agrees that for a period of one (1) year following the Separation Date, Executive will not, on behalf of Executive or any other person or entity, directly or indirectly solicit (or encourage another person or entity to directly or indirectly solicit) any employee of the Company to terminate that employee’s employment with the Company. This paragraph shall replace Section 15 of the Confidentiality Agreement.

11. Attorneys’ Fees. In the event of any legal action relating to or arising out of this Agreement (or the enforcement thereof), the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action, except the obligations in this paragraph do not apply to claims challenging the validity of this Agreement under the ADEA.

12. Governing Law. This Agreement shall be governed and construed under the law of the State of California, without regard for choice-of-law provisions. Subject to and consistent with Paragraph 13 (“Arbitration”) below, the Parties agree that any legal proceeding or dispute relating to, or arising under, this Agreement shall be resolved in the state or federal courts located the State of California, and the Parties hereby consent to personal and exclusive jurisdiction in said courts. Executive and the Company understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the parties hereto, or either of them, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of truth or falsity of any claims heretofore made or (b) an acknowledgement or admission by either Party of any fault or liability whatsoever to the other party or to any third party.

13. Arbitration. All disputes arising out of or related to this Agreement shall be decided exclusively by binding arbitration before one neutral JAMS arbitrator. The arbitration shall be submitted to JAMS, governed by the then applicable JAMS rules covering employment arbitrations, and held in San Francisco, California. The arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS rules conflict with California law, California law shall take precedence. The arbitrator shall be a retired state or federal judge and shall render a reasoned decision. The Parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The arbitrator’s award may be entered in any court of competent jurisdiction. The Parties understand that by agreeing to arbitrate, they are giving up their right to trial by jury and their right to use the judicial system to resolve disputes between them. Notwithstanding any other term in this Agreement, either Party may seek extraordinary and/or emergency relief in a court of competent jurisdiction.

14. Entire Agreement. This Agreement, the Confidentiality Agreement (except as provided herein), and each equity agreement represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersede and replace any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including, but not limited to, Executive’s Change of Control and Retention Agreement. For the avoidance of doubt, upon this Agreement becoming effective, Executive shall no longer be entitled to the payments or benefits under his Change of Control and Retention Agreement.

15. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing the claims released by this Agreement. The Parties acknowledge that: (a) They have read this Agreement; (b) They have had the opportunity of being represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice; (c) They understand the terms and consequences of this Agreement and of the releases it contains; and (d) They are fully aware of the legal and binding effect of this Agreement.

You may sign and return this Agreement NO EARLIER than the Separation Date, January 31, 2014, and NO LATER than March 17, 2014. You must return the signed Agreement to the Employee Success Service Center at salesforce.com The Landmark @ One Market St. San Francisco, CA 94105 or via a confidential Fax to (415) 513-4168.

EXECUTIVE UNDERSTANDS THAT EXECUTIVE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EXECUTIVE IS GIVING UP ANY LEGAL CLAIMS EXECUTIVE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN PARAGRAPH 1.

EXECUTIVE

Dated: January 31, 2014

/s/ Blair Crump
Blair Crump

SALESFORCE.COM, INC.

Dated: January 31, 2014

By:	/s/ Burke Norton
Burke Norton

Its:	EVP and Chief Legal Officer